                                                                    EXHIBIT 23.2

The Board of Directors
E.piphany, Inc.

We consent to the use of our report dated September 10, 1999 on the consolidated financial statements of RightPoint Software, Inc. and subsidiary as of June 30, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years then ended included herein and to the reference to our firm under the headings "Experts" and "Change in Independent Public Accountants" in the proxy statement/prospectus.

                                       /s/ KPMG LLP

Mountain View, California
April 25, 2000